Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2012 Second Quarter Financial Results

and Provides Business Update

Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - August 8, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter ended June 30, 2012 and provided a business update. The net loss for the quarters ended June 30, 2012 and 2011, as reported in accordance with accounting principles generally accepted in the United States (GAAP), were $7.0 million and $9.0 million, respectively. The net loss for the six-month periods ended June 30, 2012 and 2011 were $10.8 million and $17.4 million, respectively. At June 30, 2012, Alexza had consolidated cash, cash equivalents, marketable securities and restricted cash of $26.4 million.

“Since our last quarterly update in May, we have made strong progress with both of our ADASUVE™ marketing applications, resulting in the resubmission of our ADASUVE NDA and the Day 120 Response for our ADASUVE MAA,” said Thomas B. King, President and CEO of Alexza. “We also completed the EU Pre-Approval Inspection of our Mountain View facility. We now have our NDA PDUFA date in December 2012 and also project our Day 210 opinion from the CHMP for our MAA in December of this year.

King continued, “We have also established a committed equity financing facility with Azimuth Opportunity, L.P., replacing a similar facility that expired in June. This new financing facility provides Alexza additional financing flexibility by giving us the potential ability to raise capital efficiently.”

Alexza Business Update

The following key events, in chronological order, occurred since the beginning of the second quarter of 2012:

•

In May, Alexza received a second Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding its ADASUVE New Drug Application (NDA). In June, Alexza resubmitted its ADASUVE NDA to the FDA in response to the CRL. In July, the FDA accepted the resubmitted ADASUVE NDA as a complete, class 2 response to the FDA’s action letter, with an indicated Prescription Drug User Fee Act (PDUFA) goal date of December 21, 2012.

•

In May, Alexza and its European corporate partner, Grupo Ferrer, met with the Rapporteur, Co-Rapporteur and EMA, to further understand specifics of the major objections raised in the Day 120 List of Questions, which were received by the Company in March from the Committee for Medicinal Products for Human Use (CHMP). In July, Alexza submitted its responses regarding the ADASUVE Marketing Authorization Application (MAA) to the European Medicines Agency (EMA). The responses submitted in July are intended to address the questions outlined in the Day 120 List of Questions. According to the published EMA timetables, Alexza expects to receive the Day 180 List of Outstanding Issues for the ADASUVE MAA in late September 2012 and Alexza currently projects that it will receive the Day 210 CHMP Opinion for the ADASVUE MAA in December 2012.

•

In June, after approval by Alexza’s stockholders, the Company affected a 10-for-1 reverse split of its common stock. At the effective time of the reverse stock split, every ten shares of Alexza’s issued and outstanding common stock converted automatically into one of issued and outstanding share of common stock, without any change in the par value per share. The purpose of the reverse stock split was to raise the per share trading price of Alexza’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Global Market. Alexza was notified that it had regained compliance with the minimum closing bid requirement on June 27, 2012.

•

In July, Alexza completed the follow-up from its May EU Pre-Approval Inspection (EU PAI). This inspection resulted in no findings the EMA classified as “Critical” or “Major” deficiencies. The EU PAI resulted in 12 findings classified as “Other” and 4 recommendations. The EMA has accepted Alexza’s final corrective action plan, and proposed timing for the action plan completion and reporting. Alexza expects to receive its EU Good Manufacturing Practices Certificate for its Mountain View, California facility as a result of this outcome.

•

In July, Alexza entered into a committed equity financing facility under which it may sell up to $20 million of its registered common stock to Azimuth Opportunity, L.P., over an approximately 24-month period. Alexza is not obligated to utilize any of the $20 million facility and remains free to enter into and consummate other equity and debt financing transactions, subject to certain restrictions. This facility replaces a similar facility that was established in May 2010 and expired after its 24-month term.

Financial Results - Periods Ended June 30, 2012 and 2011

Alexza recorded $0.7 million and $2.6 million of revenues in the three and six months ended June 30, 2012, respectively, compared to $1.3 million and $2.5 million in the same periods of 2011, respectively. Alexza recognized revenues from the license agreement with Cypress Biosciences, Inc., signed in the third quarter of 2010 through the first quarter of 2012 and in 2012 also recognized revenues earned under the Grupo Ferrer license agreement.

GAAP operating expenses were $7.9 million and $14.2 million in the three and six-month periods ended June 30, 2012, respectively, compared to operating expenses of $9.4 million and $18.5 million in the same periods in 2011, respectively. Research and development expenses were $5.0 million and $10.0 million in the three and six-month periods ended June 30, 2012, respectively, compared to $6.7 million and $12.9 million in the same periods in 2011, respectively. In 2012, Alexza has reduced costs through reductions in our workforce and suspending the development of the AZ-007 (Staccato zaleplon) and Staccato nicotine product candidates.

General and administrative expenses were $2.9 million and $4.1 million in the three and six-month periods ended June 30, 2012, respectively, compared to $2.7 million and $5.6 million for the same periods in 2011, respectively. General and administrative expenses in 2012 were impacted by a non-cash reduction in expenses of $1.4 million as a result of the termination of one of the Company’s building leases and related subleases in March 2012.

In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. Alexza recorded a non-operating gain of $0.2 million and $1.2 million during the three and six months ended June 30, 2012. Gains and losses incurred reflect Alexza’s change in the estimated probability-weighted cash flows from ADASUVE, AZ-002 and AZ-104 and the estimated timing of receipt of such cash flows. Alexza believes that based on its cash, cash equivalents, marketable securities and restricted cash balance at June 30, 2012 and the Company’s expected cash usage, the Company has sufficient capital resources to meet its anticipated cash needs, at its current cost levels, into the fourth quarter of 2012.

Conference Call Information - 5:00 p.m. Eastern Time on August 8, 2012

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PUNN66VMH.

To access the live conference call via phone, dial 1-888-713-4199. International callers may access the live call by dialing +1-617-213-4861. The reference number to enter the call is 81758132.

The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 1-888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 80946481. A replay of the call will be available for two weeks following the event.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a CRL from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. In May 2012, Alexza received a second CRL from the FDA regarding the ADASUVE NDA and on June 22, 2012, the Company resubmitted the ADASUVE NDA. The resubmitted ADASUVE NDA has a PDUFA goal date of December 21, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011. In July 2012, Alexza submitted its responses to the Committee for Medicinal Products for Human Use Consolidated List of Questions (Day 120 List of Questions).

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ is a registered trademark of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of August 8, 2012 and financial guidance relating to the Company’s current cash, cash equivalents, investments and restricted cash is based upon balances as of June 30, 2012 and certain subsequent events.

The anticipated news release and conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financing, the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries, the Company’s expectation to receive an EU GMP Certificate for its Mountain View, California facility, the timing of the FDA’s review of the resubmitted ADASUVE NDA and the eventual prospects that ADASUVE will be approved for marketing in the U.S. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$728	$1,258	$2,612	$2,517
Operating expenses:
Research and development	5,010	6,664	10,042	12,926
General and administrative	2,904	2,735	4,149	5,555

Total operating expenses	7,914	9,399	14,191	18,481
Loss from operations	(7,186)	(8,141)	(11,579)	(15,964)
Loss on change in fair value of contingent consideration liability	200	(300)	1,200	(300)
Interest and other income/ (expense), net	409	7	408	17
Interest expense	(380)	(572)	(813)	(1,174)

Net loss	(6,957)	(9,006)	(10,784)	(17,421)

Basic and diluted net loss per share	$(0.58)	$(1.34)	$(1.03)	$(2.74)

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011(1)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$18,526	$16,903
Restricted cash	7,847	—
Other current assets	522	10,649

Total current assets	26,895	27,552
Property and equipment, net	17,875	20,425
Other noncurrent assets	615	628

Total assets	$45,385	$48,605

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Total current liabilities	$21,216	$34,948
Noncurrent liabilities	20,847	23,349
Total stockholders’ (deficit) equity	3,322	(9,692)

Total liabilities and stockholders’ (deficit) equity	$45,385	$48,605

(1)	Derived from audited consolidated financial statements at that date.